Exhibit 4.7
SIXTH AMENDMENT TO RIGHTS AGREEMENT

THIS SIXTH AMENDMENT TO RIGHTS AGREEMENT (this "Sixth Amendment") is entered into as of the 9th day of September, 2010, by and between Repros Therapeutics Inc. (formerly Zonagen, Inc.), a Delaware corporation (the "Company"), and Computershare Trust Company, N.A. (successor-in-interest to Computershare Trust Company, Inc.) ("Rights Agent"), and amends that certain Rights Agreement dated as of September 1, 1999 and amended as of September 6, 2002, October 30, 2002, June 30, 2005, January 9, 2008 and October 10, 2008 by and between the Company and the Rights Agent.

RECITALS

WHEREAS, the Company and Rights Agent are parties to a Rights Agreement dated as of September 1, 1999, as amended by a First Amendment to Rights Agreement dated September 6, 2002, a Second Amendment to Rights Agreement dated October 30, 2002, a Third Amendment to Rights Agreement dated June 30, 2005, a Fourth Amendment to Rights Agreement dated January 9, 2008 and a Fifth Amendment to Rights Agreement dated October 10, 2008 (as amended, the "Rights Agreement"); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.    Section 7(a) of the Rights Agreement is hereby amended by replacing the reference to “September 13, 2010” in subsection (i) of Section 7(a) with “September 13, 2015.”

2.    The Recitals set forth at the beginning of this Sixth Amendment are incorporated herein.

3.    Except as amended by this Sixth Amendment, the Rights Agreement shall remain in full force and effect.

4.    This Sixth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Sixth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Sixth Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.  If any term, provision, covenant or restriction of this Sixth Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Sixth Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and attested, all as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:  /s/ Kellie Gwinn
Name:  Kellie Gwinn
Title:  Vice President

REPROS THERAPEUTICS INC.

By:  /s/ Joseph S. Podolski
Name: Joseph S. Podolski
Title:   President and Chief Executive Officer